EXHIBIT 10.3
Fixed Rate Note

Note Date:	April 16, 2007	$27,605,870.00
Maturity Date:	April 16, 2012
FOR VALUE RECEIVED, RED TRAIL ENERGY, LLC, a North Dakota limited liability company (“BORROWER”), promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Twenty Seven Million Six Hundred and Five Thousand Eight Hundred Seventy and 00/100 Dollars ($27,605,870.00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.
This promissory note is executed pursuant to a Construction Loan Agreement between. BORROWER and BANK dated as of December 16, 2005, (the Construction Loan Agreement, together with all amendments thereto is called the “AGREEMENT”). All capitalized terms not otherwise defined in this note shall have the meanings provided in the AGREEMENT.
INTEREST ACCRUAL. Interest on the principal amount outstanding shall accrue at a per annum rate equal to the three month LIBOR RATE plus three hundred (300) basis points, and at the LIBOR RATE plus six hundred (600) basis points in excess of said aggregate interest rate from time to time after maturity, whether by acceleration or otherwise. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.
REPAYMENT TERMS. Interest on the outstanding principal balance shall be due and payable quarterly, in arrears, with the first payment commencing on July 10, 2007. Principal shall be due and payable in the amounts and on the dates set forth in Schedule I, attached to the AGREEMENT, which is incorporated herein by reference. In all events, the entire outstanding principal balance, together with all accrued and unpaid interest, shall be immediately due and payable in full on April 16, 2012.
PREPAYMENT. The BORROWER may prepay this promissory note in full or in part at any time. Provided, however, a condition of any prepayment of all of the FIXED RATE NOTE, VARIABLE RATE NOTE and LONG TERM REVOLVING NOTE is that certain fees shall be paid to BANK. If such complete prepayment occurs within the first three years following COMPLETION DATE, a fee of one (1%) percent of the amount prepaid shall be paid to BANK.
In addition, if complete or partial prepayment occurs, a fee shall be paid to BANK equal to the amount calculated by the following formula: (Original LIBOR RATE minus current LIBOR RATE) multiplied by the amount prepaid, multiplied by the number of days to the next scheduled interest adjustment day, divided by 360. Any prepayment may be applied in inverse order of maturity or as the BANK in its sole discretion may deem appropriate. Such prepayment shall not excuse the BORROWER from making subsequent payments each quarter until the indebtedness is paid in full. No payment of EXCESS CASH FLOW shall be the cause of a payment to BANK for interest rate breakage fees or otherwise result in any prepayment fee.
ADDITIONAL TERMS AND CONDITIONS. The AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above. This promissory note shall be governed by the substantive laws of the State of Nebraska.
WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.

RED TRAIL ENERGY, LLC
By:	/s/William A. Price
	Name:	William A. Price
	Title:	Vice President

And
By:	/s/Ambrose R. Hoff
	Name:	Ambrose R. Hoff
	Title:	Chairman

STATE OF NORTH DAKOTA COUNTY OF STARK	) ) )	ss.
On this 11th day of April, 2007, before me, the undersigned, a Notary Public, personally appeared William Price, V.P. of Red Trail Energy, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed and that of the Company.

/s/ Deell Hoff
Notary Public
Oct. 21, 20011	Deell Hoff Notary Public State of North Dakota My Commission Expires

STATE OF NORTH DAKOTA COUNTY OF STARK	) ) )	ss.
On this 11th day of April, 2007, before me, the undersigned, a Notary Public, personally appeared Ambrose Hoff, President/Chair of Red Trail Energy, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed and that of the Company.

/s/ Deell Hoff
Notary Public
Oct. 21, 20011	Deell Hoff Notary Public State of North Dakota My Commission Expires

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